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                                                                     EXHIBIT 2.1

                            [DAVE AND BUSTERS LOGO]


  FIRST AMENDMENT
 AGREEMENT AND PLAN                                            TO THE
    BY AND AMONG                                              OF MERGER
D&B ACQUISITION SUB, INC.                                D&B HOLDINGS I, INC.,
        AND
DAVE & BUSTER'S, INC.

         This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of July 12, 2002, is entered into by and among D&B Holdings I, Inc., a Delaware corporation ("Parent"), D&B Acquisition Sub, Inc., a Missouri corporation and wholly-owned subsidiary of Parent ("Purchaser") and Dave & Buster's, Inc., a Missouri corporation (the "Company").

         A. Parent, Purchaser and the Company entered into an Agreement and Plan of Merger, dated as of May 30, 2002 (the "Agreement"), providing for the merger of Purchaser with and into the Company.

         B. In accordance with Section 9.10 of the Agreement, Parent, Purchaser and the Company desire to enter into this Amendment to amend the terms of the Agreement as provided herein.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, Parent, Purchaser and the Company agree as follows:

                  1. Section 1.3 of the Agreement is deleted in its entirety and replaced with the following:

                           1.3 SINGLE STEP MERGER. In the event that, upon
                  expiration of the Offer, no shares of Common Stock are accepted by Purchaser for purchase and payment pursuant to the Offer, Parent, Purchaser and the Company agree to proceed with the Merger as expeditiously as reasonably possible subject to all applicable terms and conditions contained in this Agreement, provided that the obligations of Parent and Purchaser to consummate the Merger shall also be conditioned on (i) satisfaction of each of the conditions set forth in Exhibit A (disregarding references to the Offer contained therein) other than the Minimum Tender Condition and (ii) notwithstanding anything to the contrary in Section 4.5 or elsewhere in this Agreement, the funding from third party lenders of at least $155 million of new debt financing and availability of an additional $30 million line of credit from third party lenders, in each case on commercially reasonable terms as determined in the good faith judgment of Parent. If this Section 1.3 applies, (x) the "Merger Consideration" referred to in Section 2.8(a) and elsewhere in this Agreement shall be $13.50 per share and (y) Section 7.1(d) shall not apply.

                  2. Section 5.2(a)(iii) of the Agreement is amended to delete "Offer" and insert in its place "Merger."



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                  3. Section 7.1(e) of the Agreement is deleted in its entirety.

                  4. The following is inserted following Section 7.1 of the
         Agreement:

                           7.2 ADDITIONAL CONDITION TO PARENT'S AND PURCHASER'S
                  OBLIGATION OF EFFECT THE MERGER. The obligation of Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional condition:

                           The representations and warranties by the Company
                  contained in this Agreement (which for purposes of this Section 7.2 shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the date of this Agreement and at the Effective Time, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations in Section 3.3 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options shall be true and correct in all respects.

                           7.3 ADDITIONAL CONDITION TO THE COMPANY'S OBLIGATION
                  TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional condition:

                           The representations and warranties by Parent and
                  Purchaser contained in this Agreement (which for purposes of this Section 7.3 shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the date of this Agreement and at the Effective Time, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Parent and Purchaser to consummate the Merger.

                  5. Section 8.1(b)(iii) of the Agreement is deleted in its entirety.

                  6. Section 8.1(c) of the Agreement is deleted in its entirety and replaced with the following:

                           (c) by Parent, if the Company breaches any
                  representation or warranty or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of the condition set forth in Exhibit A or
                  Section 7.2;

                  7. Section 8.1(f)(i) of the Agreement is deleted in its entirety and replaced with the following:


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                           (i) if Parent or Purchaser breaches any
                  representation or warranty or breaches or fails to perform in any material respect any of their respective covenants contained in this Agreement which breach or failure to perform would give rise to the failure of the condition set forth in
                  Section 7.3 or

                  8. Section 8.1(f)(ii) of the Agreement is amended to delete "Offer" and insert in its place "Merger."

                  9. The first sentence of Section 8.2(b) of the Agreement is amended to delete "$5.0 million" and insert in its place "$5.68 million."

                  10. Except as specifically modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect without modification.

                  (Remainder of page intentionally left blank.)



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.



D&B HOLDINGS I, INC.                        DAVE & BUSTER'S, INC.


   By:                                      By:
       ------------------------                 ------------------------
       Name:                                    Name:
       Title:                                   Title:







         D&B ACQUISITION SUB, INC.


   By:
       ------------------------
       Name:
       Title: